                                                                    EXHIBIT 10.5


                                                                  EXECUTION COPY

                           VALUE ASSURANCE AGREEMENT

     This Value Assurance Agreement is made as of June 8, 2001, by and among Plains Resources Inc., a Delaware corporation ("Rodeo"), and Sable Holdings, L.P. (the "Initial Holder").

                                   RECITALS:

     WHEREAS, the Initial Holder and Rodeo are parties to that certain Unit Transfer and Contribution Agreement dated as of May 8, 2001 (the "Transfer Agreement") whereby, among other things, PAAI LLC, a wholly owned, indirect subsidiary of Rodeo has agreed to sell to the Initial Holder and the Initial Holder has agreed to purchase from PAAI LLC, 1,905,627 subordinated units of limited partner interests (the "Subordinated Units") of Plains All American Pipeline, L.P. (the "Company").

     WHEREAS, it is the intent of the parties that during the term of this Agreement the Unit Holders shall receive quarterly distributions per Subordinated Unit in an amount equal to at least the Minimum Distribution (as hereinafter defined).

     WHEREAS, Rodeo has agreed to pay to the Unit Holders (as hereinafter defined), on the terms and conditions hereinafter set forth as an adjustment to the purchase price of the Subordinated Units, such amounts per Subordinated Unit as are necessary to assure that the Minimum Distributions are realized.

     WHEREAS, as a condition precedent to the consummation of the transactions contemplated by the Transfer Agreement, Rodeo is required to execute and deliver this Agreement.

     NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereby agree as follows:

                                   AGREEMENT

     Section 1. Certain Definitions. As used herein the following terms shall have the following meanings:

     "Actual Distributions" means, for any Quarter, the amount of Available Cash distributed by the Company per Subordinated Unit pursuant to Article VI of the Partnership Agreement.

     "Agreement" means this Value Assurance Agreement, as it may be amended from time to time in accordance with its terms.

     "Available Cash" has the meaning given such term in the Partnership Agreement.

     "Common Unit" has the meaning given such term in the Partnership Agreement.

     "Minimum Distribution" means $0.4625 per Subordinated Unit per Quarter, subject to proportional adjustment in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section
5.10 of the Partnership Agreement.

     "Partnership Agreement" means the Second Amended and Restated Agreement of Limited Partnership of the Company dated as of November 23, 1998, as amended, modified, supplemented or restated from time to time.

     "Partnership Securities" has the meaning given such term in the Partnership Agreement.

     "Quarter" has the meaning given such term in the Partnership Agreement.

     "Shortfall Payment" means an amount equal to the product of (A) the Minimum Distribution less the Actual Distribution, times (B) the number of Subordinated Units held of record by a particular Unit Holder.

     "Subordinated Units" has the meaning given such term in the Recitals hereof.

     "Transfer Agreement" has the meaning given such term in the Recitals hereof.

     "Unit" has the meaning given such term in the Partnership Agreement.

     "Unit Holders" means initially the Initial Holder as owner of the Subordinated Units and shall include any subsequent permitted transferee in accordance with Section 6 hereof that is the record holder of Subordinated Units.

     Section 2. Assurance of Minimum Distributions. In the event the Actual Distribution is less than the Minimum Distribution, Rodeo shall pay to each Unit Holder their respective Shortfall Payment within 50 days after the end of such Quarter; provided, however, that no Unit Holder shall be entitled to any Shortfall Payment if the aggregate amount of Actual Distributions and Shortfall Payments made to date for that fiscal year (the "Aggregate Payment Amount") is greater than $1.85 (an "Excess Payment"); provided, further, that if any payment of any Shortfall Payment would result in an Excess Payment, such Shortfall Payment shall be reduced so that the Aggregate Payment Amount through and including the date of such Shortfall Payment equals $1.85 (the "Guaranteed Amount"). If Rodeo shall fail to timely make any Shortfall Payment as contemplated by this Section 2, Rodeo agrees to pay interest in respect of any delinquent amount under this Agreement at the rate per annum that Citibank, N.A. or any successor entity thereto, announces from time to time as its prime lending rate. All Shortfall Payments, and other payments hereunder, shall be made in immediately available funds to the account of each of the Unit Holders, or their respective successors and permitted assignees, as appropriate without offset, deduction or counterclaim of any kind (except as provided for in Section 3 below). A Unit Holder shall not be entitled to receive any Shortfall Payment with respect to any Subordinated Unit that has been converted into a Common Unit other than with respect to any distributions of Available Cash declared but not paid prior to such Conversion.

     Section 3. True-Up. In the event that the Aggregate Payment Amount for any fiscal year is greater than the Guaranteed Amount, each Unit Holder shall reimburse Rodeo in an amount equal to the product of (x) the lesser of (A) the aggregate amount of Shortfall Payments per Subordinated Unit made during that year and (B) the difference between the Aggregate Payment Amount and the Guaranteed Amount in respect of such fiscal year (such lesser amount, the "True-Up Amount") and (y) the number of Subordinated Units held of record by that Unit Holder. Such reimbursement shall be made in cash within 50 days after the end of the fiscal year. If any Unit Holder shall fail to timely make any reimbursement contemplated by this Section 3, such Unit Holder shall pay interest in respect of any delinquent amount at the rate per annum that Citibank, N.A. or any successor entity thereto, announces from time to time as its prime lending rate, and if not paid prior to the date on which any subsequent Shortfall Payment is to be made, the True-Up Amount shall be set off against such Shortfall Payment. In the event a Unit Holder has transferred Subordinated Units during such fiscal year, transferor and transferee shall each be responsible for proportional payment of the True-Up Amount based upon the Shortfall Payments made to each of them.

     Section 4. Absolute Obligation. Rodeo hereby agrees that this Agreement constitutes an irrevocable and unconditional obligation to pay and perform all obligations due hereunder on demand. Rodeo agrees to make payment and to perform strictly in accordance with terms hereof regardless of any law, regulation or equitable principle now or hereafter in effect which would modify or restrict either the obligations of Rodeo or the rights of the Unit Holders with respect to this Agreement, and Rodeo waives defenses to the payment or performance by Rodeo hereunder. Rodeo and the Unit Holders, with respect to
Section 3 hereof, each hereby agree to the prompt, complete, and full payment of all expenses and fees (including, without limitation, reasonable attorneys' fees) incurred in the enforcement of this Agreement.

     Section 5. Representations and Warranties. Rodeo hereby represents and warrants to the Unit Holders as of the date hereof as follows:

     Section 5.1. Organization and Good Standing. Rodeo is duly organized, validly existing and in good standing under the laws of the State of Delaware. Rodeo has the power and authority to conduct its business as it is presently being conducted and to own or use its properties and assets.

     Section 5.2. Power, Authority and Enforceability. Rodeo has all requisite power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly authorized and executed by persons with authority to bind Rodeo and constitutes the legal, valid and binding obligation of the Rodeo, enforceable against Rodeo in accordance with its terms.

     Section 5.3. No Conflicts; Consents. The execution, delivery and performance by Rodeo of this Agreement does not and will not conflict with, contravene, violate or result in a breach of or default under any laws applicable to Rodeo or any order, decree or judgment of any court or governmental authority binding on Rodeo or any agreement or instrument to which Rodeo is a party or by which it or any of its assets are bound, and will not result in or require the creation or imposition of any lien, charge or encumbrance upon any assets of Rodeo. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or other regulatory body or third party is required for the due execution, delivery and performance by Rodeo of this Agreement.

     Section 5.4. Legal Proceedings. There is no action, suit or proceeding pending or, to the knowledge of Rodeo, threatened against or otherwise affecting Rodeo before any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality that would reasonably be expected to materially and adversely affect Rodeo's financial condition, properties or operations or ability to perform its obligations hereunder.

     Section 5.5. Solvency. Rodeo is solvent and able to pay its debts as they become due. Rodeo's capital is adequate for the businesses in which it is engaged and intends to be engaged. Rodeo has not incurred, nor does Rodeo intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature.

     Section 6. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assignees. Rodeo shall not be allowed to assign or otherwise transfer this Agreement and its rights or obligations hereunder except by operation of law. A Unit Holder may assign, grant a participation in, or otherwise transfer any of its rights or interests hereunder without the consent of the other parties (i) to any third party in connection with the transfer of Subordinated Units that is permitted by, and in accordance with, the Transfer Agreement, whereupon such transferee shall then be a "Unit Holder" for all purposes under this Agreement, and (ii) to any lender to secure indebtedness of the Unit Holder, or in the event of a default in any indebtedness of the Unit Holder.

     Section 7. Termination. This Agreement shall terminate with respect to any Subordinated Unit at the conversion of such Subordinated Unit into a Common Unit. This Agreement shall terminate upon the first to occur of the following:
(i) the date on which all of the Subordinated Units shall have converted into Common Units or (ii) the fifth anniversary of the date of this Agreement. A termination of this Agreement shall have no effect on nor diminish, alter, nor affect (i) any rights or obligations of the parties hereto which accrued or arose on or before the date of such termination and (ii) any right or cause of action and related remedies arising out of a party's breach of this Agreement.

     Section 8.  General.

     Section 8.1. Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas other than the conflict of laws rules thereof. The parties agree to submit all disputes arising under or relating to this Agreement to the exclusive jurisdiction of the state courts and/or United States federal courts located in Harris County in the State of Texas and consent to the jurisdiction of such courts.

     Section 8.2. Entire Agreement and Amendments. This Agreements constitute the entire agreement between the parties and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by all parties hereto.

     Section 8.3. Severability. If any provision of this Agreement is held to be unenforceable or invalid by a court of competent jurisdiction, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole. Rather, such provision shall be stricken from the Agreement and the remaining provisions shall be fully enforceable.

     Section 8.4. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been received (a) when personally delivered or sent by telecopy, (b) one day following delivery by overnight delivery courier, with all delivery charges pre-paid, or (c) on the third business day following the date on which it was sent by United States mail, postage prepaid, to a party at the address or fax number, as the case may be, of such party as set forth on the signature page of this Agreement or such other address as a party may specify in writing.

     Section 8.5. Headings. The headings used herein are for purposes of convenience only and shall not be used in construing the provisions hereof.

     Section 8.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 8.7. Treatment of Payments. Any Shortfall Payment made hereunder shall be treated for all purposes as an adjustment to the purchase price paid by the Unit Holder for the Subordinated Units to PAAI LLC.

                           [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              PLAINS RESOURCES INC.



                              By:  /s/ James C. Flores
                                 ----------------------------------
                              Name:  James C. Flores
                                    -------------------------------
                              Title: Chairman and CEO
                                    -------------------------------

                              Address:    500 Dallas Street, Suite 700
                                          Houston, Texas  77002
                              Facsimile:  (713) 654-1523


                              SABLE HOLDINGS, L.P.

                              By:  Sable Holdings, LLC
                                   its general partner

                              By: /s/ James C. Flores
                                 ----------------------------------
                              Name:  James C. Flores
                                    -------------------------------
                              Title: Sole Member
                                    -------------------------------

                              Address:    P.O. Box 1083
                                          Houston, TX  77251
                              Facsimile:  (713) 654-1523

                    SCHEDULE TO VALUE ASSURANCE AGREEMENT,
                    --------------------------------------
                    DATED AS OF JUNE 8, 2001, BY AND AMONG
                    --------------------------------------
                PLAINS RESOURCES INC. AND SABLE HOLDINGS, L.P.*
                -----------------------------------------------


Value Assurance Agreement, dated as of June 8, 2001, by and among Plains Resources Inc. and KAFU Holdings, LP.*

Value Assurance Agreement, dated as of June 8, 2001, by and among Plains Resources Inc. and E-Holdings III, L.P.*

Value Assurance Agreement, dated as of June 8, 2001, by and among Plains Resources Inc. and Strome Hedgecap Fund, L.P.*

Value Assurance Agreement, dated as of June 8, 2001, by and among Plains Resources Inc. and Mark E. Strome.*

Value Assurance Agreement, dated as of June 8, 2001, by and among Plains Resources Inc. and John T. Raymond.*



*These agreements are substantially identical in all material respects except as to the parties thereto.